Exhibit 99.1

NEWS RELEASE

RANGE ANNOUNCES MANAGEMENT PROMOTIONS

FORT WORTH, TEXAS, DECEMBER 13, 2011…RANGE RESOURCES CORPORATION (NYSE: RRC) today announced several management promotions. In June, Range announced a CEO transition plan whereby Jeff Ventura, the Company’s current President and Chief Operating Officer will assume the role of Chief Executive Officer beginning January 1, 2012. At such time, John Pinkerton, Range’s current CEO, will assume the position of Executive Chairman. In concert with the CEO transition plan, Range’s Board of Directors recently approved several additional management promotions, all of which will be effective on January 1, 2012. Ray Walker has been promoted to Senior Vice President and Chief Operating Officer. Mr. Walker will oversee all of Range’s operations and will continue to lead Range’s environmental, safety, regulatory and best practices programs. Alan Farquharson has been promoted to Senior Vice President – Reservoir Engineering and Economics. In his new role, Mr. Farquharson will oversee the corporate reservoir engineering as well as the long-range planning function and will report to Mr. Ventura. Ralph Tijerina has been promoted to Vice President – Safety and Environmental. With his promotion, Mr. Tijerina will oversee the Company’s entire safety and environmental effort and will report to Mr. Walker. The Company announced earlier in the year, the promotion of Mark Whitley to Senior Vice President – Northern Appalachia and Southwest Division. Mr. Whitley will continue to oversee the Company’s operations of the Marcellus Shale along with its activities in Texas and New Mexico.

Commenting on the organizational enhancements, John Pinkerton, Range’s Chairman and CEO stated: “We congratulate Ray, Alan, and Ralph as their promotions and increased responsibilities are well deserved. With approximately 100 years of combined industry experience, these gentlemen will play a key role in Range’s future success. Looking forward, the entire Range management team as well as all of our employees are focused on finishing 2011 on a strong note and are excited about Range’s prospects for the future.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent natural gas company operating in the Appalachia and Southwest regions of the United States.

Except for historical information, statements made in this release, including those relating to anticipated results are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and Range’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the results of our hedging transactions, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, environmental risks and regulatory changes. Range undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in Range’s filings with the Securities and Exchange Commission (“SEC”), which are incorporated by reference.

2011-34

SOURCE: Range Resources Corporation

Investor Contacts:

Rodney Waller, Senior Vice President

817-869-4258

David Amend, Investor Relations Manager

817-869-4266

Laith Sando, Senior Financial Analyst

817-869-4267

or

Media Contact:

Matt Pitzarella, Director of Corporate Communications

724-873-3224

www.rangeresources.com